Exhibit 4.1

HORIZON INDUSTRIES LTD.

(the "Company")

INCENTIVE STOCK OPTION PLAN

 (the "Plan")

1.

Purpose of the Plan

The purpose of the Plan is to assist the Company in attracting, retaining and motivating "Directors", "Employees" and "Consultants" of the Company (as those terms are defined in TSX Venture Exchange Policy 4.4, and which terms are hereinafter collectively referred to as "Directors, Employees and Consultants") and any of its subsidiaries and to closely align the personal interests of such Directors, Employees and Consultants with those of the shareholders by providing them with the opportunity, through options, to acquire common shares in the capital of the Company.

2.

Implementation

The Plan and the grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of each stock exchange ("exchanges") on which the shares of the Company are listed at the time of the grant of any options under the Plan and of any governmental authority or regulatory body to which the Company is subject.

3.

Administration

The Plan shall be administered by the Board of Directors of the Company which shall, without limitation, subject to the approval of the exchanges, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Board of Directors may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretions with respect to the Plan granted to it hereunder to such committee of directors of the Company as the Board of Directors may designate and upon such delegation such committee of directors, as well as the Board of Directors, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to the Plan.  When used hereafter in the Plan, "Board of Directors" shall be deemed to include a committee of directors acting on behalf of the Board of Directors.

4.

Shares Issuable Under the Plan

Subject to the requirements of the TSX Venture Exchange:

(a)

the aggregate number of shares (“Optioned Shares”) that may be issuable pursuant to options granted under the Plan will not exceed 10% of the number of issued shares of the Company at the time of the granting of options under the Plan;

(b)

no more than 5% of the issued shares of the Company, calculated at the date the option is granted, may be granted to any one Optionee (as hereinafter defined) in any 12 month period;

(c)

no more than 2% of the issued shares of the Company, calculated at the date the option is granted, may be granted to any one Consultant in any 12 month period;

(d)

no more than an aggregate of 2% of the issued shares of the Company, calculated at the date the option is granted,  may be granted to all Employees conducting "Investor Relations Activities" (as that term is defined in TSX Venture Exchange Policy 1.1) in any 12 month period.

(e)

if a Stock Option Plan, together with all of the Company’s previously established and outstanding Stock Option Plans or grants, could result at any time in the grant to Insiders, within a twelve month period, of a number of options exceeding 10% of the issued shares, the Company must obtain disinterested shareholder approval of such stock options.

5.

Eligibility

5.01

General

Options may be granted under the Plan to Directors, Employees and Consultants of the Company and any of its subsidiaries (collectively the "Optionees" and individually an "Optionee").  Subject to the provisions of the Plan, the total number of Optioned Shares to be made available under the Plan and to each Optionee, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be in the full and final discretion of the Board of Directors.

5.02

Options Granted to Employees, Consultants or Management Company Employees

The Company represents that, in the event it wishes to grant options under the Plan to Employees, Consultants or "Management Company Employees" (as that term is defined in TSX Venture Exchange Policy 4.4), it will only grant such options to Optionees who are bona fide Employees, Consultants or Management Company Employees, as the case may be.

6.

Terms and Conditions

All options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

6.01

Exercise price

The exercise price to each Optionee for each Optioned Share shall be determined by the Board of Directors but shall not, in any event, be less than the "Discounted Market Price" of the Company's common shares as traded on the TSX Venture Exchange (as that term is defined in TSX Venture Exchange Policy 1.1), or such other price as may be agreed to by the Company and accepted by the TSX Venture Exchange; provided that the exercise price for each Optioned Share in respect of options granted within 90 days of a "Distribution" by a "Prospectus" (as those terms are defined in TSX Venture Exchange Policy 1.1) shall not be less than the greater of the Discounted Market Price and the price per share paid by public investors for listed shares of the Company under the Distribution.

6.02

Reduction in the Exercise Price of Options Granted to Insiders

In the event the Company wishes to reduce the exercise price of any options held by "Insiders" (as that term is defined in TSX Venture Exchange Policy 1.1) of the Company at the time of the proposed reduction, the approval of the disinterested Shareholders of the Company will be required prior to the exercise of any such options at the reduced exercise price.

6.03

Option Agreement

All options shall be granted under the Plan by means of an agreement (the "Option Agreement") between the Company and each Optionee in the form attached hereto as Schedule "A" or such other form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any one director or officer of the Company, or otherwise as determined by the Board of Directors.

6.04

Length of Grant

Subject to sections 6.10, 6.11, 6.12, 6.13 and 6.14 all options granted under the Plan shall expire not later than that date which is 5 years from the date such options were granted.

6.05

Non-Assignability of Options

An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by an Optionee other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Optionee only by such Optionee.

6.06

Vesting Schedule for Options Granted to Consultants conducting Investor Relations Activities

An Optionee who is a Consultant conducting Investor Relations Activities who is granted an option under the Plan will become vested with the right to exercise one-quarter (1/4) of the option upon the conclusion of every 3 months subsequent to the date of the grant of the option, such that that Optionee will be vested with the right to exercise one hundred percent (100%) of his option upon the conclusion of 12 months from the date of the grant of the option.  (By way of example, in the event that Optionee did not exercise one-quarter (1/4) of his option at the conclusion of 3 months from the date of the grant of the option, he would be entitled to exercise one-half (1/2) of his option upon the conclusion of 6 months from the date of the grant of the option.)

6.07

Right to Postpone Exercise

Each Optionee, upon becoming entitled to exercise the option in respect of any Optioned Shares in accordance with the Option Agreement, shall thereafter be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the option rights granted thereunder in accordance with such agreement.

6.08

Exercise and Payment

Any option granted under the Plan may be exercised by an Optionee or, if applicable, the legal representatives of an Optionee, giving notice to the Company specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Company) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice.  Upon any such exercise of an option by an Optionee the Company shall cause the transfer agent and registrar of shares of the Company to promptly deliver to such Optionee or the legal representatives of such Optionee, as the case may be, a share certificate in the name of such Optionee or the legal representatives of such Optionee, as the case may be, representing the number of shares specified in the notice.

The certificates representing the shares will contain a legend denoting that the shares are subject to restrictions on transfer for a period of four months commencing from the date the option was granted.

6.09

Rights of Optionees

The Optionees shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering) other than Optioned Shares in respect of which Optionees have exercised their option to purchase and which have been issued by the Company.

6.10

Third Party Offer

If at any time when an option granted under the Plan remains unexercised with respect to any common shares, an offer to purchase all of the common shares of the Company is made by a third party, the Company may, subject to obtaining TSX Venture Exchange approval if required, upon giving each Optionee written notice to that effect, require the acceleration of the time for the exercise of the option rights granted under the Plan and of the time for the fulfilment of any conditions or restrictions on such exercise.

6.11

Alterations in Shares

In the event of a stock dividend, subdivision, redivision, consolidation, share reclassification (other than pursuant to the Plan), amalgamation, merger, corporate arrangement, reorganization, liquidation or the like of or by the Company, the Board of Directors may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company for those in another corporation is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfilment of any conditions or restrictions on such exercise.  All determinations of the Board of Directors under this section 6.11 shall be full and final, subject to obtaining prior TSX Venture Exchange approval if required.

6.12

Termination for Cause

Subject to section 6.13, if an Optionee ceases to be either a Director, Employee, Consultant or Management Company Employee of the Company or of any of its subsidiaries as a result of having been dismissed from any such position for cause, all unexercised option rights of that Optionee under the Plan shall immediately become terminated and shall lapse, notwithstanding the original term of the option granted to such Optionee under the Plan.

6.13

Termination Other Than For Cause

If an Optionee ceases to be either a Director, Employee, Consultant or Management Company Employee of the Company or any of its subsidiaries for any reason other than as a result of having been dismissed for cause as provided in section 6.12 or as a result of the Optionee's death, such Optionee shall have the right for a period of 90 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to be either a Director, Employee, Consultant or Management Company Employee to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to be either a Director, Employee, Consultant or Management Company Employee.  Upon the expiration of such 90 day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under the Plan.

If an Optionee engaged in providing Investor Relations Activities to the Company ceases to be employed in providing such Investor Relations Activities, such Optionee shall have the right for a period of 30 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to provide such Investor Relations Activities to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to provide such Investor Relations Activities.  Upon the expiration of such 30-day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under the Plan.

6.14

Deceased Optionee

In the event of the death of any Optionee, the legal representatives of the deceased Optionee shall have the right for a period of one year (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of death of the deceased Optionee to exercise the deceased Optionee's option with respect to all of the Optioned Shares of the deceased Optionee to the extent they were exercisable on the date of death.  Upon the expiration of such period all unexercised option rights of the deceased Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to the deceased Optionee under the Plan.

7.

Amendment and Discontinuance of Plan

Subject to the acceptance of the exchanges, the Board of Directors may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to an Optionee under the Plan without the consent of that Optionee.

8.

No Further Rights

Nothing contained in the Plan nor in any option granted hereunder shall give any Optionee or any other person any interest or title in or to any shares of the Company or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Optionees any right to continue as a Director, Employee or Consultant of the Company or of any of its subsidiaries.

9.

Compliance with Laws

The obligations of the Company to sell shares and deliver share certificates under the Plan are subject to such compliance by the Company and the Optionees as the Company deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.

SCHEDULE “A”
to stock option plan

HORIZON INDUSTRIES LTD.

INCENTIVE STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Horizon Industries Ltd. (the "Company") and the Optionee named below pursuant to the Incentive Stock Option Plan (the "Plan"), and confirms that:

1.

on  __________________________, ________;

2.

                                          (the "Optionee");

3.

was granted the option to purchase                     common shares (the "Optioned Shares") of the Company;

4.

for the price of $             per Optioned Share;

5.

exercisable from time to time up to but not after _________________, ___________, and subject to the Vesting Schedule contained in section 6.06 of the Plan if applicable;

all on the terms and subject to the conditions set out in the Plan.

Collection of Personal Information.  The Optionee acknowledges and consents to the fact that the Company is collecting the Optionee's personal information for the purpose of filing this Option Agreement.  The Optionee further acknowledges and consents to the fact that the Company may be required by the applicable Securities Laws to provide the Securities Regulatory Authorities with any personal information provided by the Optionee, according to the requirements of the applicable Securities Laws.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the ____ day of ____________________, ________.

HORIZON INDUSTRIES LTD.

_______________ (the Optionee)	By: ________________________ Authorized Signatory